As filed with the Securities and Exchange Commission on July 16, 2015

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM F-1/A

Amendment No. 2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bebuzee Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

England and Wales	7379	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

30 Avenue Road

Bournemouth, BH2 5SL

United Kingdom

+44 1202 554 950

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Adam S. Tracy, Esq.

Securities Compliance Group, Ltd.

520 W. Roosevelt Road, Suite 201

Wheaton, Il 60187

(888) 978-9901

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam S. Tracy, Esq.

Securities Compliance Group, Ltd.

520 W. Roosevelt Road, Suite 201

Wheaton, Il 60187

(888) 978-9901

at@ibankattorneys.com

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed offering price per share(3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Shares, par value US$0.0001 per share	20,000,000	$1.75	US $35,000,000	US $4,067

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED NOVEMBER 30, 2015

Bebuzee Limited

Up to 20,000,000 Common Shares

This is the initial public offering of shares of our common stock. We are offering 20,000,000 shares of our common stock at a price of $1.75 per share. Our common stock is not low listed on any national securities exchange or the NASDAQ stock market, and is not eligible to trade on the OTC Bulletin Board. While we intend to apply for the quotation of our common stock on the OTC Bulletin Board or OTCQB upon effectiveness of the registration statement of which this prospectus forms a part, there can be no assurance that we will meet the minimum requirements for such listing or that a market maker will agreed to file on our behalf the necessary documentation with the Financial Industry Regulatory Authority for such application for quotation to be approved.

The offering will commence on the effective date of this prospectus and will terminate on the earliest event of our having sold the maximum amount of shares offered in this offering or 365 days from the effective date of this prospectus.

We will sell the common shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our common shares using our best efforts and no one has agreed to buy any of our common shares. There is no minimum amount of common shares we must sell so no money raised from the sale of such common shares will go into escrow, trust or another similar arrangement. We will bear the all of the costs associated with this offering.

We are an early stage venture with limited operating history. As such, this offering is highly speculative and the common stock being offered for sale involves a high degree of risk and should be considered only be persons who can afford the loss of their entire investment. Readers are encouraged to reference the section entitled “Risk Factors” on page 10 for additional information regarding the risks associated with our company and common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. We may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common shares.

We have not taken any action to permit a public offering of the shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common shares and the distribution of this prospectus outside the United States.

TABLE OF CONTENTS

Prospectus Summary	5
The Offering	8
Summary Consolidated Financial Data	9
Risk Factors	10
Use of Proceeds	20
Dividend Policy	21
Dilution	22
Exchange Rate Information	23
Enforceability of Civil Liabilities	23
Business Operations	24
Management	27
Principal Shareholders	28
Description of Share Capital	29
Management’s Discussion and Analysis	34
Shares Eligible for Future Sale	36
Taxation	37
Legal Matters	39
Additional Information	39
Report of Independent Registered Public Accounting Firm	40
Financials	41
Information Not Required in Prospectus	50
Signatures	51
Exhibits	52

A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Actual results may differ materially from the predictions discussed in these forward-looking statements.  The economic environment within which we operate could materially affect our actual results.  Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: a general decline in the United States economy, the possibility that our marketing efforts will not be successful in attracting clients to our Company, the possibility that the Company will not raise adequate capital through this offering to implement its business plan, and other factors over which the Company has little or no control.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding whether to invest in our common shares, you should carefully read this entire prospectus, especially the risks of investing in our common shares discussed under the heading “Risk Factors.”

Overview

We intend to operate an innovative social networking internet platform consisting of seven products – http:/www.bebuzee.com. We plan for our platform to enable our users to connect and communicate with each other, share information and user-generated content, shop for deals and enjoy a wide range of other features and services. Our goal is to lead and redefine the internet social networking industry. To achieve this goal, we intend to provide a highly engaging and interactive platform that promotes connectivity, communication and sharing among our users.

We intend to create a platform that will include seven products to offer users a unique and comprehensive experience. These products will be:

-	Bebuzee: our primary product and social network, is the first of its kind to share advertising revenue with its users by accumulating impressions, which then add up to become an earning. Bebuzee users are able to post/share statuses, write blogs, ask questions, start trends and even rate other users’ images, with a modern-day approach and a true emphasis on enabling users to get the most out of their social media. The Social Network aspect allows users to select, edit, filter and upload a range of images and videos of their choice to share with their networks.

-	Shopping-By-Images: an online shopping website that allows users and suppliers to create an account and either make purchases/add new products. Users can set their current location and carry out detailed searches for items within a particular distance and add items to their favorites.

-	Properbuz: an online real estate database, Properbuz supplies information on millions of rental and for sale properties across the world. Properbuz is open to all, whether you are searching for a property or an agent/landlord looking to add a new listing.

-	Points: a worldwide directory of businesses, Points is a crowd-sourced business review site with a strong social networking element. Users have the ability to endorse, review and communicate with the business or organization directly. Businesses can also post advice or notes related to their industry for the public to view.

-	Adbuz: an advertising network that gives advertisers the opportunity to specifically target visitors by locations; age groups; languages and industry categories that are likely to generate them maximum revenue. Adbuz also allows advertisers to maximize their returns by promoting posts, sponsoring hash tags, growing their network and using the featured business directory, all of which are accessible on Bebuzee.

-	Bebuzee World News: a new platform, where the public can find the latest of world news and gossip. News categories will ranging from breaking news to sport and politics. News feeds are updated several times a day, allowing users to stay current on the news that is important to them.

-	Question & Answer: a community-driven question and answer site that allows to use the collective knowledge of other users as a resource. While anyone will be able to view the site, only Bebuzee users will be able to ask open questions under categories. Other users can then respond or make one or more comments on what they believe is the most suitable answer.

The Company intends to offer users a comprehensive and unique alternative to other social networking sites. However, there can be no assurances that our efforts to develop the proposed website will succeed, or that we will be able to successfully market the proposed website, if developed.

Since inception in November, 2012, we have generated minimal revenues (£3,471) and have incurred a cumulative deficit of (£80,991) We will seek to generate revenues primarily from online advertising. We will also seek to generate revenues through paid monthly subscriptions from real estate agents listed on “Properbuz” and merchants listed on “Shopping by Images.”

Our Industry

Social networking internet services provide users with interactive platforms to share and consume various forms of media content. We believe that as users have become more comfortable and trusting in their interactions with others over the internet, the real name model for social networking has become increasingly popular worldwide, and will continue to grow in the near future. Social networks provide benefits to users by facilitating personal communication and sharing among actual friends as well as to advertisers by facilitating word-of-mouth advertising among friends and offering targeted advertising based on user’s preferences, personal traits and online activities. Social networking service providers can monetize their user base through multiple channels, including online advertising and subscription revenue. Our services will seek to take advantage of this opportunity by offering users and businesses unique ways to connect.

Our Competitive Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

•	integrated platform consisting of multiple services and features;

•	introduction of new features and services;

•	multiple established revenue sources;

•	innovative and user-oriented culture, with a philosophy of giving back to our users.

Our Strategies

Our goal is to redefine and lead the internet social networking industry worldwide. We intend to achieve our goal through implementing the following key strategies:

•	focusing on long-term success;

•	continually enhancing our user experience and engagement;

•	growing and broadening our user base;

•	leveraging our platform and brand to increase monetization;

•	growing mobile usage of our platform; and

•	pursuing strategic alliances and partnerships.

Our Challenges

We expect to face risks and uncertainties related to our business and industry, including those relating to our ability to:

•	effectively respond to competition in all aspects of our business;

•	achieve and sustain operating profit, given our history of operating losses;

•	leverage our user base to expand into new services which we believe have synergies with our platform;

•	increase our revenues from online advertising and other sources;

•	maintain a strong brand image.

See “Risk Factors” and other information included in this prospectus for a discussion of these and other risks and uncertainties associated with our business and investing in our common shares.

Corporate History and Structure

We began our operations on November 12, 2012 as Everyposition Limited, an England and Wales limited liability corporation. On June 16, 2014 we changed our corporate name to Bebuzee Limited

On September 18, 2009, we implemented a 1,500,000- for-one share split, which redesignated the 200 common shares outstanding as 300,000,000 shares outstanding All information in this prospectus concerning share and per share data gives retroactive effect to the share split.

Corporate Information

Our principal executive offices are located at 30 Avenue Road, Bournemouth, BH2 5SL, United Kingdom. Our telephone number at this address is +44 1202 554 950.

Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above. Our corporate website is www.bebuzee.com, and the information contained on this website is not a part of this prospectus. Our agent for service of process in the United States is Adam S. Tracy, Esq., 520 W. Roosevelt Road, Suite 201, Wheaton, IL 60187

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

 As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies in the United States. These provisions include:

-	a requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure;

-	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

-	an ability to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies.

We will take advantage of these provisions if applicable for up to five years or such earlier time that we are no longer an emerging growth company. Because we are taking advantage of these provisions, the information that we provide to shareholders may be different than the information you might receive from other public companies in which you hold equity.

              We would cease to be an emerging growth company if we have more than $1 billion in annual revenue, have more than $700 million in market value of the ordinary shares held by non-affiliates, or issue more than $1 billion of non-convertible debt over a three-year period or otherwise after the last day of our fiscal year following the fifth anniversary of the date of the sale of ordinary shares in this offering.

              Upon the completion of this offering, we will report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even if we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

• the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

• the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

• the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING

Type of Securities Offered:	Ordinary shares.
Ordinary Shares Being Sold In this Offering:	Twenty Million (20,000,000)
Offering Price:	The Company will offer its ordinary shares $1.75 per share.
Ordinary Shares Outstanding Before the Offering:	611,170,000
Termination of the Offering:	The offering will terminate upon the earlier to occur of: (i) the sale of all 20,000,000 shares being offered, or (ii) 365 days after this registration statement is declared effective by the Securities and Exchange Commission.
Best efforts offering:	We are offering our ordinary shares on a “best efforts” basis through our Chief Executive Officer, who will not receive any discounts or commissions for selling the shares. There is no minimum number of shares that must be sold in order to close this offering.
Use of proceeds:	We will use the proceeds of this offering to first cover administrative expenses in connection with this offering and then for the general working capital requirements of the Company. The balance will be used for other general corporate purposes, including potential strategic acquisitions and investments. See “Use of Proceeds” for more information.
Market for our Common Stock:	There is presently no public market for our common shares. We anticipate applying for quoting of our common shares on the OTC Bulletin Board or OTCQB upon the effectiveness of the registration statement of which this prospectus forms a part. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTCBB and OTCQB, nor can there be any assurance that such application for quotation will be approved.
Common Stock Control:	Our Chief Executive Officer Joe Onyero owns a substantial majority of the issued and outstanding ordinary shares of the Company and will continue to own sufficient shares after this offering irrespective of its outcome. As a result, Mr Onyero. will continue to be able to exercise substantial control over the operations of the Company.
Penny Stock Regulation:	The liquidity of our common stock is restricted as the registrant’s common stock falls within the definition of a penny stock. These requirements may restrict the ability of broker/dealers to sell the registrant's common stock, and may affect the ability to resell the registrant's common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision. You should read this summary consolidated financial data together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

BEBUZEE LIMITED

STATEMENT OF OPERATIONS

	April 01, 2015 to Sep 30, 2015	April 01, 2014 to Sep 30, 2014
Revenue	£-	£-

Operating Expenses	£19,015	£73.161

Net Income(Loss) from operations	£(19,015)	£(73,161)

Other Income(Expenses)
Interest Expense	£-	£-

Net Income(Loss) from Operations
Before Income Taxes	£(19,015)	£(73,161)

Tax Expense	£-	£-

Net Income(Loss)	£(19,015)	£(73,161)

Basic and Diluted Loss Per Share	£(0.00)	£(0.00)

Weighted average number of shares outstanding	611,665,625	297,458,333

"The accompanying notes are an integral part of these financial statements"

RISK FACTORS

An investment in our common stock involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our stock could decline, and you may lose all or part of your investment.

Risks Related to our Company

Our lack of revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

From inception through September 30, 2015, we have generated revenues in the amount of £3,471, and have incurred an accumulated deficit of (£91,206). As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

Our auditor has indicated in its report that there is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our auditor has indicated in its report that our lack of revenues raises substantial doubt about our ability to continue as a going concern.  The financial statements do not include adjustments resulting from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Our Chief Executive Officer, Joe Onyero is responsible for the operations and reporting of our company. The requirements of operating as a small public company are new to our management. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. We anticipate that the costs associated with SEC requirements associated with going and staying public are estimated to be approximately $25,000 in connection with this registration statement and thereafter approximately $35,000 annually. If we lack cash resources to cover these costs in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition after we commence operations.

We may be subject to regulatory inquiries, claims, suits prosecutions which may impact our profitability.

Any failure or perceived failure by us to comply with applicable laws and regulations may subject us to regulatory inquiries, claims, suits and prosecutions. We can give no assurance that we will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on our business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition and future prospects.

As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act, and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, we will not file the same reports that a U.S. domestic issuer would file with the SEC, although we will be required to file or furnish to the SEC the continuous disclosure documents that we are required to file in England under United Kingdom securities laws. In addition, our officers, directors, and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell shares, as the reporting deadlines under the corresponding Canadian insider reporting requirements are longer.

As a foreign private issuer, we will be exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. We will also be exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we will comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under United Kingdom securities laws, these requirements differ from those under the Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies. In addition, we will have four months after the end of each fiscal year to file our annual report with the SEC and will not be required under the Exchange Act to file quarterly reports with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act.

In addition, as a foreign private issuer, we have the option to follow certain United Kingdom corporate governance practices, except to the extent that such laws would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the practices we follow instead. We intend to rely on this exemption with respect to requirements regarding the quorum for any meeting of our shareholders. We may in the future elect to follow home country practices in England with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.

We may lose foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

We may in the future lose our foreign private issuer status if a majority of our shares are held in the United States and we fail to meet the additional requirements necessary to avoid loss of foreign private issuer status, such as if: (1) a majority of our directors or executive officers are U.S. citizens or residents; (2) a majority of our assets are located in the United States; or (3) our business is administered principally in the United States. Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer will be significantly more than the costs incurred as a foreign private issuer. If we are not a foreign private issuer, we would not be eligible to use foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are generally more detailed and extensive than the forms available to a foreign private issuer. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

Risks Related to our Business

Because we have a limited history of operations we may not be able to successfully implement our business plan.

We have less than one year of operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on the business of the Company.

If we fail to effectively manage our growth, our business, brand and reputation, results of operations and financial condition may be adversely affected.

We may experience a rapid growth in operations, which may place significant demands on our management team and our operational and financial infrastructure. As we continue to grow, we must effectively identify, integrate, develop and motivate new employees, and maintain the beneficial aspects of our corporate culture. To attract top talent, we believe we will have to offer attractive compensation packages. The risks of over-hiring or over compensating and the challenges of integrating a rapidly growing employee base may impact profitability.

Additionally, if we do not effectively manage our growth, the quality of our services could suffer, which could adversely affect our business, brand and reputation, results of operations and financial condition. If operational, technology and infrastructure improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues. To effectively manage our growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. This will require that we refine our information technology systems to maintain effective online services and enhance information and communication systems to ensure that our employees effectively communicate with each other and our growing base of customers. These system enhancements and improvements will require significant incremental and ongoing capital expenditures and allocation of valuable management and employee resources. If we fail to implement these improvements and maintenance programs effectively, our ability to manage our expected growth and comply with the rules and regulations that are applicable to publicly reporting companies will be impaired and we may incur additional expenses.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our founder and Chief Executive Officer David F. Emery. If we lose his services or if he fails to perform in his current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

We may not be able to compete effectively against our competitors.

We are engaged in highly competitive field. Competition from other companies in the same field is intense and is expected to increase. Many of our competitors have substantially greater resources, research and development staff, sales and marketing staff, and facilities than we do. In addition, other more adequately capitalized and established firms may enter our field. There can be no assurance that our competitors will not develop service offerings that are more effective than those being developed by us or that would render our service offerings obsolete or noncompetitive.

Our Business Model may not be sufficient to achieve success in our intended market

Our survival is dependent upon the market acceptance of a narrow group of services.  Should these service be too narrowly focused or should the target market not be as responsive as we anticipate, we will not have in place alternate products we can offer to ensure our survival.

If our former professionals go into business in competition with us or join our competitors, our client engagements and relationships could decline, financial performance and growth could slow or decline, and employee morale could suffer, and we may not have legal recourse.

Typically, our officers will have a close relationship with the clients they serve, not only based on their expertise but also on bonds of personal trust and confidence. Although our clients will generally contract for services with us as a company, and not with individual professionals, in the event that professionals leave, such clients would not be prohibited from hiring those professionals to perform future engagements. Clients could also decide to transfer active engagements to professionals who leave. The engagement letters that we typically enter into with clients do not obligate them to continue to use our services. Our proposed engagement letters permit clients to terminate our services at any time. Furthermore, while in some cases, the termination of an ongoing engagement by a client could constitute a breach of the client’s contract with us, we could decide that preserving the overall client relationship is more important than seeking damages for the breach, and for that or other reasons that are not currently identifiable, decide not to pursue any legal remedies that might be available to us. We would make the determination whether to pursue any legal actions against a client on a case-by-case basis.

All of our written employment agreements with our officers include noncompetition and non-solicitation arrangements. These noncompetition agreements have generally been drafted to comply with state “reasonableness” standards. However, states generally interpret noncompetition clauses narrowly. Therefore, a state may hold certain restrictions on competition to be unenforceable. In the event an employee departs, we will consider any legal remedies we may have against such professional on a case-by-case basis. However, we may decide that preserving cooperation and a professional relationship, or other concerns, outweigh the benefits of any possible legal recovery. Therefore, we may determine not to pursue legal action, even if available.

We need to retain key personnel to support our products and ongoing operations.

The development and marketing of our services will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers and other needed key employees and contractors who have critical industry experience and relationships that we rely on to implement our business plan. The loss of the services of any of our officers would negatively impact our ability to sell our services, which could adversely affect our financial results and impair our growth..

If we fail to continuously anticipate user preferences and provide attractive services and applications on our platform, we may not be able to increase the size and level of engagement of our user base.

Our success depends on our ability to grow our user base and keep our users highly engaged on our platform, which we refer to as our SNS platform. In order to attract and retain users and compete against our direct competitors, we must continue to innovate and introduce services and applications that our users find enjoyable and cause them to return to our SNS platform more frequently and for longer durations. The popularity of social networking websites, e-commerce and other internet services is difficult to predict, and we cannot be certain that the services we offer will continue to be popular with our users or sufficiently successful to offset the costs incurred to offer these services. Given that we operate in the emerging and rapidly evolving social networking industry, we need to continuously anticipate user preferences and industry changes and respond to such changes in a timely and effective manner. If we fail to anticipate and meet the needs of our users, the size and engagement level of our user base may decrease. Furthermore, because of the viral nature of social networking, users may leave our website for competitor websites more quickly than in other online sectors, despite the fact that it would be time-consuming for them to restart the process of establishing connections with friends and post photos and other content on another website. A decrease in the number of our users would render our platform less attractive to advertisers and users and may decrease our advertising and subscription revenues, which may have a material and adverse effect on our business, financial condition and results of operations.

We will face significant competition in almost every aspect of our business. If we fail to compete effectively, we may lose users to competitors, which could materially and adversely affect our ability to maintain and increase revenues from online advertising and subscription fees.

We will face significant competition in almost every aspect of our business, particularly from companies that provide social networking, online shopping, online games, news and other services, such as Facebook, Amazon, and Yelp. We also intend to compete for online advertising revenues with other websites that sell online advertising services, such as Google Adsense. In addition, we intend to indirectly compete for advertising budgets with traditional advertising media, such as television, newspapers and magazines, and major out-of-home media. Some of our competitors may have longer operating histories and significantly greater financial, technical and marketing resources than we do, and in turn may have an advantage in attracting and retaining users and advertisers. In addition, some of our competitors have significantly larger user bases and more established brand names and may be able to effectively leverage their user bases and brand names to provide integrated internet communication, social networking and other products and services, and increase their respective market shares.

If we are not able to effectively compete, our user base and level of user engagement may decrease, which could make us less attractive to advertisers and materially and adversely affect our ability to maintain and increase revenues from online advertising. Similarly, we may be required to spend additional resources to further increase our brand recognition and promote our services in order to compete effectively, which could adversely affect our profitability. Furthermore, if we are involved in disputes with any of our competitors that result in negative publicity regarding our services, such disputes, regardless of their veracity or outcome, may harm our brand image and in turn result in a decreased number of users. In addition, any legal proceedings or measures we take in response to such disputes may be expensive, time-consuming and disruptive to our operations and divert our management’s attention.

The business opportunities for social networking services, e-commerce and other internet services are continuously evolving and may not grow as quickly as expected, in ways that are consistent with other markets, or at all.

Our intended business and prospects depend on the continuous development of emerging internet business models, including those for social networking and online shopping. We cannot assure you that the social networking and online shopping industries will continue to grow as rapidly as they have in the past, in ways that are consistent with other markets, or at all. With the development of technology, new internet services may emerge which are not a part of our service offerings and which may render social networking services less attractive to users. The growth and development of the social networking and social commerce industries is affected by numerous factors, such as the macroeconomic environment, regulatory changes, technological innovations, development of internet and internet-based services, users’ general online experience, cultural influences and changes in tastes and preferences. If the social networking, online games and social commerce industries do not grow as quickly as expected or at all, or if we fail to benefit from such growth by successfully implementing our business strategies, our business and prospects may be adversely affected.

If we fail to keep up with the technological developments and users’ changing requirements, our business and prospects may be materially and adversely affected.

The social networking, online games and online shopping industries are subject to rapid and continuous changes in technology, user preferences, the nature of services offered and business models. Our success will depend on our ability to keep up with the changes in technology and user behavior resulting from technological developments. If we do not adapt our services to such changes in an effective and timely manner, we may suffer from decreased user traffic, which may result in a reduced number of advertisers for our online advertising services or a decrease in their advertising spending. Furthermore, changes in technologies may require substantial capital expenditures in product development as well as in modification of products, services or infrastructure. We may not successfully execute our business strategies due to a variety of reasons such as technical hurdles, misunderstanding or erroneous prediction of market demand or lack of necessary resources. Failure in keeping up with technological development may result in our platform being less attractive, which in turn, may materially and adversely affect our business and prospects.

We rely on online advertising for a substantial proportion of our revenues. If the online advertising industry or advertisers’ willingness to advertise on our SNS platform grow slower than expected, our revenues, profitability and prospects may be materially and adversely affected.

Our profitability and prospects depend on the continuous development of the online advertising industry and advertisers’ allocation of an increasing portion of their budgets to social networking websites. Advertisers’ willingness to advertise on our social networking platform may be affected by a number of factors, some of which are beyond our control, including:

•	our ability to develop a larger and more engaged user base for our platform with demographic characteristics that are more attractive to advertisers;

•	acceptance of advertising online in general and social networking platforms in particular as an effective marketing channel; and

•	our development of tailored advertising solutions to meet advertisers’ needs.

We also may be unable to respond adequately to changing trends in online advertising or advertiser demands or preferences or keep up with technological innovation and improvements in the measurement of user traffic and online advertising. If we are unable to capture and retain a sufficient share of the online advertising market, our profitability and prospects could be materially and adversely affected.

If we are unable to successfully capture and retain a significant portion of the growing number of users that accesses social networking and other internet services through mobile devices, we may lose users, which may have a material adverse effect on our business, financial condition and results of operations.

We intend to offer our social networking platform to users from any internet-enabled device, and we offer versions of our services and client applications that have been optimized for mobile device operating systems. An important element of our strategy is to continue to develop new mobile applications to capture a greater share of the growing number of users that access social networking, online shopping and other internet services through smart phones and other mobile devices. The lower resolution, functionality, and memory associated with some mobile devices make the use of our products and services through such devices more difficult and the versions of our products and services we develop for these devices may fail to prove compelling to users, manufacturers or distributors of alternative devices. As new devices and new platforms are continually being released, it is difficult to predict the problems we may encounter in developing versions of our products and services for use on these devices and we may need to devote significant resources to the creation, support, and maintenance of such services. Furthermore, new social networking services may emerge which are specifically created to function on mobile platforms, as compared to our platform that was originally designed to be accessed through personal computers, and such new services may operate more effectively through mobile devices than our own. If we are unable to attract and retain a substantial number of mobile device users to our products and services, or if we are slower than our competitors in developing attractive services that are adapted for such devices, we may fail to capture a significant share of an increasingly important portion of the market for our services or lose existing users, either of which may have a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain and enhance our brands, or if we incur excessive expenses in this effort, our business, results of operations and prospects may be materially and adversely affected.

We believe that maintaining and enhancing our brands is of significant importance to the success of our business. Well-recognized brands are critical to increasing the number and the level of engagement of our users and, in turn, enhancing our attractiveness to advertisers. Since we operate in a highly competitive market, maintaining and enhancing our brands directly affects our ability to maintain our market position.

As a company with a limited operating history in our current business, we have conducted and may continue to conduct various marketing and brand promotion activities. We cannot assure you, however, that these activities will be successful or that we will be able to achieve the brand promotion effect we expect. In addition, any negative publicity in relation to our services or products, regardless of its veracity, could harm our brands and the perception of our brands in the market.

We may not be able to manage our expansion effectively.

We expect to grow our user base and our business operations, and our expansion may expose us to new challenges and risks. To manage the further expansion of our business and the expected growth of our operations and the number of our research and development, sales and other personnel, we need to continuously expand and enhance our infrastructure and technology, and improve our operational and financial systems, procedures and controls. We also need to train, manage and motivate our growing employee base. In addition, we need to maintain and expand our relationships with advertisers and other third parties. We cannot assure you that our current and planned personnel, infrastructure, systems, procedures and controls will be adequate to support our expanding operations. If we fail to manage our expansions effectively, our business, results of operations and prospects may be materially and adversely affected.

Concerns about collection and use of personal data could damage our reputation and deter current and potential users from using our services.

Concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy-related matters, even if unfounded, could damage our reputation and operating results. We will apply strict management and protection to any information provided by users, and under our privacy policy, without our users’ prior consent, we will not provide any of our users’ personal information to any unrelated third party. While we strive to comply with our privacy guidelines as well as all applicable data protection laws and regulations, any failure or perceived failure to comply may result in proceedings or actions against us by government entities or others, and could damage our reputation. User and regulatory attitudes towards privacy are evolving, and future regulatory or user concerns about the extent to which personal information is shared with advertisers or others may adversely affect our ability to share certain data with advertisers, which may limit certain methods of targeted advertising. Concerns about the security of personal data could also lead to a decline in general internet usage, which could lead to lower user traffic on our platform. A significant reduction in user traffic could lead to lower advertising or other revenues, which could have a material adverse effect on our business, financial condition and results of operations.

Problems with our network infrastructure or information technology systems could impair our ability to provide services.

Our ability to provide our users with a high quality online experience depends on the continuing operation and scalability of our network infrastructure and information technology systems. The risks we face in this area include:

•	our systems are potentially vulnerable to damage or interruption as a result of earthquakes, floods, fires, extreme temperatures, power loss, telecommunications failures, technical error, computer viruses, hacking and similar events;

•	we may encounter problems when upgrading our systems or services. The development and implementation of software upgrades and other improvements to our internet services is a complex process, and issues not identified during pre-launch testing of new services may only become evident when such services are made available to our entire user base; and

•	we rely on servers, data centers and other network facilities provided by third parties. Electricity, temperature control or other failures at the data centers we use may adversely affect the operation of our servers or result in service interruptions or data loss.

These and other events may in the future lead to interruptions, decreases in connection speed, degradation of our services or the permanent loss of user data and uploaded content. If we experience frequent or persistent service disruptions, whether caused by failures of our own systems or those of third-party service providers, our reputation or relationships with our users or advertisers may be damaged and our users and advertisers may switch to our competitors, which may have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims or other allegations by third parties for services we provide or for information or content displayed on, retrieved from or linked to our websites, or distributed to our users, which may materially and adversely affect our business, financial condition and prospects.

Internet, technology and media companies are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of other parties’ rights. We face a risk of being the subject of intellectual property infringement claims.

Intellectual property claims and litigation are expensive and time-consuming to investigate and defend, and may divert resources and management attention from the operation of our business. Such claims, even if they do not result in liability, may harm our reputation. Any resulting liability or expenses, or changes required to our websites to reduce the risk of future liability, may have a material adverse effect on our business, financial condition and prospects.

We may be subject to patent infringement claims with respect to our platform.

Our technologies and business methods, including those relating to our social networking service platform, may be subject to third-party claims or rights that limit or prevent their use. Certain companies have been granted patents in the United States relating to social networking platforms and similar business methods and related technologies. Any patent infringement claims, regardless of their merits, could be time-consuming and costly to us. If we were sued for patent infringement claims with respect to our platform and were found to infringe such patents and were not able to adopt non-infringing technologies, we may be severely limited in our ability to operate our platform, which would have a material adverse effect on our results of operations and prospects.

Our own intellectual property rights may be infringed, which could materially and adversely affect our business and results of operations.

We will rely on a combination of monitoring and enforcement of trademark, patent, copyright and trade secret protection laws, as well as through confidentiality agreements and procedures, to protect our intellectual property rights. Despite our precautions, third parties may obtain and use without our authorization our intellectual property, which will include trademarks related to our brands, products and services, patent applications, registered domain names, and other intellectual property rights and licenses, which could have a material adverse effect on our business and financial condition.

The continuing and collaborative efforts of our senior management are crucial to our success, and our business may be harmed if we were to lose their services.

Our success depends on the continuous effort and services of our experienced senior management team, in particular Mr. Joseph Onyero, our founder, chairman and chief executive officer. If he or other key personnel are unable or unwilling to continue to provide us with their services, we may not be able to replace them easily or at all. Our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain personnel.

Our performance and future success also depend on our ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in the social networking services industry for qualified employees is intense, and if competition in the industry further intensifies, it may be more difficult for us to hire, motivate and retain highly skilled personnel. If we do not succeed in attracting additional highly skilled personnel or retaining or motivating our existing personnel, we may be unable to grow effectively or at all.

If our estimates related to expenditures and cash flow from operations are erroneous, and we are unable to sell additional equity securities, our business could fall short of expectations and you may lose your entire Investment.

Our financial success is dependent in part upon the accuracy of our management's estimates of expenditures and cash flow from operations. If such estimates are erroneous or inaccurate, we may not be able to carry out our business plan, which could, in a worst-case scenario, result in the failure of our business and you losing your entire investment.

Implications of Being an Emerging Growth Company.

As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the JOBS Act. For as long as a company is deemed to be an emerging growth company, it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies.  These provisions include:

-	A requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis included in an initial public offering registration statement;

-	an exemption to provide less than five years of selected financial data in an initial public offering registration statement;

-	an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;

-	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

-	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; an

-	reduced disclosure about the emerging growth company's executive compensation arrangements

An emerging growth company is also exempt from Section 404(b) of Sarbanes Oxley which requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. Similarly, as a Smaller Reporting Company we are exempt from Section 404(b) of the Sarbanes-Oxley Act and our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until such time as we cease being a Smaller Reporting Company.

As an emerging growth company, we are exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to take advantage of the benefits of this extended transition period.  Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would cease to be an emerging growth company upon the earliest of:

-	the first fiscal year following the fifth anniversary of this offering,

-	the first fiscal year after our annual gross revenues are $1 billion or more,

-	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or

-	as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

Risks Related to this Offering

Due to the lack of a current public market for our stock, investors may have difficulty in selling stock they purchase.

Prior to this Offering, no public trading market existed for the Company’s securities. There can be no assurance that a public trading market for the Company’s common stock will develop or that a public trading market, if develop, will be sustained. The common stock sold pursuant to this prospectus will be freely tradable, however will not be eligible for quotation on the Over the Counter Bulletin Board. Although the Company intends to become eligible for quotation on the Over the Counter Bulletin Board through having a registered broker dealer submit a Form 15c211 with the National Association of Securities Dealers, there can be no assurance as to when the Company’s common stock will be declared eligible for quotation on the OTCBB. In addition, while the Company’s common stock may be eligible for quotation on the "Pink Sheets", the Company does not intend on pursuing having its common stock listed for quotation on the Pink Sheets. Thus, it is anticipated that there will be little or no market for the Shares until the Company is eligible to have its common stock quoted on the OTCBB and as a result, an investor may find it difficult to dispose of any Shares purchased hereunder. Because there is none and may be no public market for the Company’s stock, the Company may not be able to secure future equity financing which would have a material adverse effect on the Company.

Furthermore, when and if the Company’s common stock is eligible for quotation on the OTCBB, there can also be no assurance as to the depth or liquidity of any market for the common stock or the prices at which holders may be able to sell the shares. As a result, investors could find it more difficult to trade, or to obtain accurate quotations of the market value of, the stock as compared to securities that are traded on the NASDAQ trading market or on an exchange. and an investor may find it difficult to dispose of any Shares purchased hereunder.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase shares in this offering, you will pay more for your common shares than the amount paid by our existing shareholders for their shares on a per share basis. As a result, you will experience immediate and substantial dilution. In addition, you may experience further dilution if we decide in the future to issue more shares.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our stock for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our stock as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our stock will likely depend entirely upon any future price appreciation of our common shares. There is no guarantee that our shares will appreciate in value after this offering or even maintain the price at which you purchased them. You may not realize a return on your investment in our common stock and you may even lose your entire investment.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under United Kingdom law, we conduct substantially all of our operations in the United Kingdom and substantially all of our directors and officers reside outside the United States.

We are incorporated in the United Kingdom and conduct substantially all of our operations in England. Our directors and officers reside outside the United States and a substantial portion of the assets of such directors and officers are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United Kingdom in the event that you believe that your rights have been infringed under the securities laws or otherwise. For more information, see “Enforceability of Civil Liabilities.”

As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.

We intend to use the net proceeds of this offering for, among other things, expanding our services, investing in our technology, and expanding our sales and marketing activities, with the balance to be used for other general corporate purposes, including potential strategic acquisitions and investments. However, our management will have considerable discretion in the application of the net proceeds received by us. For more information, see “Use of Proceeds.” You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

Our largest shareholder is able to significantly influence our actions over important corporate matters, which may deprive you of an opportunity to receive a premium for your shares and reduce the price of our stock.

After the completion of this offering, Mr. Joseph Onyero, our founder, chairman and chief executive officer, will continue to own a majority of all issued and outstanding shares. As a result, currently, and after the offering, he will possess a significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the U.S. Securities and Exchange Commission and the NYSE, have detailed requirements concerning corporate governance practices of public companies, including Section 404 relating to internal control over financial reporting. We expect these and other rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Upon effectiveness of this registration statement, we will be subject to the 15(d) reporting requirements under the Securities Exchange Act of 1934, which does not require a company to file all the same reports and information as fully reporting companies.

Upon effectiveness of this registration statement, we will be subject to the 15(d) reporting requirements according to the Securities Exchange Act of 1934. As a Section 15(d) filer, we will be required to file quarterly and annual reports during the fiscal year in which our registration statement is declared effective; however, such duty to file reports shall be suspended as to any fiscal year, other than the fiscal year within which such registration statement became effective, if, at the beginning of such fiscal year the securities of each class are held of record by less than 300 persons.  In addition, as a filer subject to Section 15(d) of the Exchange Act, we are not required to prepare proxy or information statements; our common stock will not be subject to the protection of the going private regulations; we will be subject to only limited portions of the tender offer rules; our officers, directors, and more than ten (10%) percent shareholders are not required to file beneficial ownership reports about their holdings in our company ; that these persons will not be subject to the short-swing profit recovery provisions of the Exchange Act; and that more than five percent (5%) holders of classes of our equity securities will not be required to report information about their ownership positions in the securities. As such, shareholders will not have access to certain material information which would otherwise be required if it was a fully reporting company pursuant to an Exchange Act registration

If we are not required to continue filing reports under Section 15(d) of the Securities Exchange Act of 1934 in the future, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A, our common shares (if listed or quoted) would no longer be eligible for quotation, which could reduce the value of your investment.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d).  However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common stock can no longer be quoted on the OTC Markets OTC Link, which could reduce the value of your investment.  Of course, there is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective.  Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC.  In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under “Risk Factors.”  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. There is no guarantee that we will receive any proceeds from the offering. These estimates are based upon an assumed initial public offering price of $1.75 per common share. The maximum amount of shares being offered herein is 20,000,000

The primary purposes of this offering are to enhance our profile and brand recognition, create a public market for our shares for the benefit of all shareholders, expand our global operations, retain talented employees, and obtain additional capital. We plan to use the net proceeds of this offering and the concurrent private placements as follows:

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds

Shares Sold	5,000,000	10,000,000	15,000,000	20,000,000
Gross Proceeds	$ 8,750,000	$ 17,500,000	$ 26,250,000	$ 35,000,000
Total Before Expenses	$ 8,750,000	$ 17,500,000	$ 26,250,000	$ 35,000,000

Offering Expenses
Legal & Accounting	$ 20,000	$ 20,000	$ 20,000	$ 20,000
Publishing/EDGAR	$ 2,000	$ 2,000	$ 2,000	$ 2,000
Transfer Agent	$ 1,250	$ 1,750	$ 2,500	$ 3,500
SEC Filing Fee	$ 4067	$ 4067	$ 4067	$ 4067
Total Operating Expenses	$ 27,317	$ 27,817	$ 28,567	$ 29,567

Net Offering Proceeds	$ 8,722,683	$ 17,472,183	$ 26,221,433	$ 34,970,433

Expenditures
Legal & Accounting	$ 25,000	$ 30,000	$ 35,000	$ 40,000
Office Lease & Equipment	$ 350,000	$ 700,000	$ 1,050,000	$ 1,400,000
Hardware & Equipment	$ 600,000	$ 2,700,000	$ 5,300,000	$ 5,900,000
Marketing & Advertising	$ 6,000,000	$ 10,500,000	$ 14,500,000	$ 16,500,000
Professional Fees	$ 747,683	$ 1,500,000	$ 2,250,000	$ 5,000,000
Salaries & Commissions	$ 1,000,000	$ 2,000,000	$ 3,000,000	$ 6,000,000
Total Expenditures	$ 8,725,000	$ 17,430,000	$ 26,135,000	$ 34,840,000

Net Remaining Proceeds	$ 0	$ 42,183	$ 86,433	$ 130,433

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our ordinary shares, and we do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

DILUTION

If you purchase any of the shares offered by this prospectus, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value per share attributable to the existing stockholder for the presently outstanding stock. As of September 30, 2015, our net tangible book value was ($0) or $(0.00) per share of common stock. Net tangible book value per share represents the amount of our total tangible assets (excluding deferred offering costs) less total liabilities, divided by 611,170,000, the number of shares of common stock outstanding at September 30, 2015.

The following table sets forth as of September 30, 2015, the number of shares of common stock purchased from us and the total consideration paid by our existing stockholder and by new investors in this offering if new investors purchase 25%, 50%, 75% or 100% of the offering, after deduction of offering expenses, assuming a purchase price in this offering of $1.75 per share of common stock.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Price Per share	$1.75	$1.75	$1.75	$1.75
Post Offering Net Tangible Book Value	$8,710,049	$17,460,049	$26,210,049	$34,960,049
Post Offering Net Tangible Book Value Per Share	$0.01413579	$0.02810833	$0.04185772	$0.05538928
Pre-Offering Net Tangible Book Value Per Share	$0.000065	$0.000065	$0.000065	$0.000065
Increase (Decrease) Net Tangible Book Value Per Share After Offering for Original Shareholder	$0.01407042	$0.02804296	$0.04179235	$0.05532391
Dilution Per Share for New Shareholders	$1.73586	$1.72189	$1.70814	$1.69461
Percentage Dilution Per Share for New Shareholders	99.19%	98.39%	97.61%	96.83%

Capital Contribution by Purchasers of Shares	$8,750,000	$17,500,000	$26,250,000	$35,000,000
Capital Contribution by Existing Shares	$408	$408	$408	$408
% Contribution by Purchasers of Shares	100.00%	100.00%	100.00%	100.00%
% Contribution by Existing Shareholder	0.00%	0.00%	0.00%	0.00%
# of Shares After Offering Held by Public Investors	5,000,000	10,000,000	15,000,000	20,000,000
# of Shares After Offering Held by Existing Investors	611,170,000	611,170,000	611,170,000	611,170,000
Total Shares Issued and Outstanding	616,170,000	621,170,000	626,170,000	631,170,000
% of Shares - Purchasers After Offering	0.81%	1.61%	2.40%	3.17%
% of Shares - Existing Shareholder After Offering	99.19%	98.39%	97.60%	96.83%

Assuming the Issuer sells the entire officer of 20,000,000 shares, after giving effect to the sale of common shares in this offering, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2015 would have been $34,960,049, or $.05539 per share. This amount represents an immediate increase in the as adjusted net tangible book value of $.05539 per share to our existing stockholder and an immediate dilution in the as adjusted net tangible book value of approximately $1.6946 per share to new investors purchasing common shares in this offering. We determine dilution by subtracting the as adjusted net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of common stock.

EXCHANGE RATE INFORMATION

Our business to date has been conducted primarily in the United Kingdom, and we prepare our consolidated financial statements in pounds sterling. In this prospectus, unless otherwise indicated, translations from pounds sterling to U.S. dollars were made at the noon buying rate of the Federal Reserve Bank of New York on April 30, 2015 of £1.00 to $1.5353.The following table presents information on the exchange rates between pounds sterling and the U.S. dollar for the periods indicated. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of pounds sterling at the dates indicated.

	Period End(1)	Average(2)	Low	High
	($ per pound sterling)
Fiscal Year Ended January 31:
2010	1.601	1.584	1.376	1.698
2011	1.604	1.542	1.434	1.628
2012	1.575	1.608	1.530	1.669
2013	1.586	1.593	1.536	1.628
2014	1.645	1.572	1.484	1.661
2015 (through January 23, 2015)	1.502	1.634	1.502	1.717

Month Ended:
May 2014	1.676	1.684	1.671	1.698
June 2014	1.711	1.691	1.675	1.711
July 2014	1.689	1.707	1.689	1.717
August 2014	1.659	1.670	1.657	1.687
September 2014	1.622	1.629	1.609	1.650
October 2014	1.600	1.607	1.593	1.622
November 2014	1.567	1.579	1.565	1.599
December 2014	1.558	1.564	1.552	1.574

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of England and Wales. Our directors and officers reside outside the United States, and a substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers or have any of them appear in a United States court.

We have appointed Adam S. Tracy, Esq., 520 W. Roosevelt Road, Suite 201, Wheaton, IL 60187, as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction in the City of Chicago, Illinois, arising out of or based upon this offering.

Our English solicitors have advised us that there is some doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely on the federal securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.

BUSINESS OPERATIONS

Overview

We began our operations on November 12, 2012 as Everyposition Limited, an England and Wales limited liability corporation. On June 16, 2014 we changed our corporate name to Bebuzee Limited. Our principal executive offices are located at 30 Avenue Road, Bournemouth, BH2 5SL, United Kingdom. Our telephone number at this address is +44 1202 554 950. We are primarily engaged in the development and maintenance of a social media platform. We have generated £3,471 in revenue to date. We generated an accumulated deficit of (£91,206) since inception.

Social Media Platform

We intend to operate an innovative social networking internet platform consisting of seven products. We intend for our platform to enable our users to connect and communicate with each other, share information and user-generated content, shop for deals and enjoy a wide range of other features and services. Our goal is to lead and redefine the internet social networking industry. To achieve this goal, we are focused on providing a highly engaging and interactive platform that promotes connectivity, communication and sharing among our users.

We intend to offer a platform that will include seven products to offer users a unique and comprehensive experience. These products are:

-	Bebuzee: our primary product and social network, is the first of its kind to share advertising revenue with its users by accumulating impressions, which then add up to become an earning. Bebuzee users are able to post/share statuses, write blogs, ask questions, start trends and even rate other users’ images, with a modern-day approach and a true emphasis on enabling users to get the most out of their social media. The Social Network aspect allows users to select, edit, filter and upload a range of images and videos of their choice to share with their networks.

-	Shopping-By-Images: an online shopping website that allows users and suppliers to create an account and either make purchases/add new products. Users can set their current location and carry out detailed searches for items within a particular distance and add items to their favorites.

-	Properbuz: an online real estate database, Properbuz supplies information on millions of rental and for sale properties across the world. Properbuz is open to all, whether you are searching for a property or an agent/landlord looking to add a new listing.

-	Points: a worldwide directory of businesses, Points is a crowd-sourced business review site with a strong social networking element. Users have the ability to endorse, review and communicate with the business or organization directly. Businesses can also post advice or notes related to their industry for the public to view.

-	Adbuz: an advertising network that gives advertisers the opportunity to specifically target visitors by locations; age groups; languages and industry categories that are likely to generate them maximum revenue. Adbuz also allows advertisers to maximize their returns by promoting posts, sponsoring hash tags, growing their network and using the featured business directory, all of which are accessible on Bebuzee.

-	Bebuzee World News: a new platform, where the public can find the latest of world news and gossip. News categories will ranging from breaking news to sport and politics. News feeds are updated several times a day, allowing users to stay current on the news that is important to them.

-	Question & Answer: a community-driven question and answer site that allows to use the collective knowledge of other users as a resource. While anyone will be able to view the site, only Bebuzee users will be able to ask open questions under categories. Other users can then respond or make one or more comments on what they believe is the most suitable answer.

The Company intends to offer users a comprehensive and unique alternative to other social networking sites. However, there can be no assurances that our efforts to develop the proposed website will succeed, or that we will be able to successfully market the proposed website, if developed.

Social Media Industry Overview

The evolution of internet technology has promoted the interactivity of web-delivered content, significantly enhancing the online experience for internet users. The internet has evolved from a channel where publishers post content for passive consumption into a dynamic arena where users have become creators of content. This evolution has allowed internet users to develop more engaging online relationships.

Social networks, in particular, have become widely popular by allowing users to create personalized online profiles and connect with friends and other users through various online channels. By recreating real-life relationships, social networks allow users to expand their social circles beyond daily face-to-face interactions and activities. Users are now able to easily create and share information and content with their own networks of other users. We believe this advancement in user interactivity has made social networking one of the dominant forms of online media. By allowing users to navigate the vast amount of personal content available on the internet, social networks have fundamentally altered the way that users consume information and interact on the internet. Consumers are moving beyond the standardized media formats of content sites and portals and are instead using social media tools such as photo sharing, news feeds, blogs and micro-blogging to discover, share and consume personalized content.

Revenue Model

As the internet economy continues to evolve, new monetization models for social networks continue to emerge, driven by the growth of social networking users, the increasing propensity for social networking users to spend time online and the increasing adoption of the internet as a platform for commerce. We intend to seek to generate revenue in the following ways:

Online Advertising

As the scale of internet usage continues to grow, the internet is expected to surpass newspapers as the second largest advertising medium after television. The internet overcomes many limitations of traditional media advertising by enabling advertisers to target their desired audience based on the content being viewed using a wider range of advertising formats. The internet also permits advertisers to measure precisely the number of user views for an advertisement, providing more precise return metrics than traditional media such as television or print. As a result, advertisers are expected to allocate a greater percentage of their overall advertising budget to online media versus traditional media. Social network advertising represents a growing segment of online advertising expenditures, as the broad reach and high level of user engagement make social network communities an attractive audience for advertisers. Interactions among users, such as word-of-mouth product recommendations, have powerful implications for advertising campaigns. Brand advertisers are also developing innovative means to reach users through social networks, such as micro-communities, where users can interact directly in real-time with the profiles established by their favorite brands. Given the amount and the richness of personal data users share on the network, advertisers can also target their most desirable audience with effective advertising.

The mobile internet advertising sector is still in the relatively early stages of development. We believe that similar to internet advertising, the growth in mobile internet adoption will continue to drive advertising spending. Mobile advertising presents even greater targeting capabilities than internet advertising by providing direct access to users and the potential to effectively target users based on their physical location.

Subscription Fees

Another avenue of monetization is the charging of subscription fees to be a part of our service. Although our products will be offered to users free of charge, we charge subscription fees to merchants and other agents who wish to take advantage of our services to reach a global market. Merchants who wish to sell their products to customers around the world pay a subscription fee to list their products on Shopping by Images, our online shopping site. Similarly, real estate agents around the world who want their listing seen by a global user base pay subscription fees to have their properties listed on Properbuz.

Competitive Strenghts

We believe that the following strengths will contribute to our success and differentiate us from our competitors:

Integrated Platform Consisting of Multiple Services and Features

We have developed a highly integrated platform comprised of our robust social networking community and our online shopping advertising, and global search services. Because of the integrated nature of our platform, we are able to realize substantial benefits in developing and launching new services and features that both leverage our large user base and attract additional users to our platform. Additionally, our platform utilizes a common technology infrastructure to offer a consistent and high quality user experience across all applications offered through Bebuzee, which further accelerates the adoption of services among our user base. The comprehensive nature of our integrated platform allows us to engage our users in multiple ways, enabling us to deepen our relationship with our users and increase user loyalty.

User-Oriented Culture

Our management team, particularly our founder, chairman and chief executive officer, Joseph Onyero, believe an innovative, user-centric culture is key to our long-term success. Because users invest so much of their time and creative energy on social media, we believe it is important to reward them for their efforts. By allowing Bebuzee users to share in our revenue, we have established our philosophy of putting the user first, which will allow us to deepen our relationship with current users and attract new users.

Global Reach

In addition to offering a variety of integrated services, we intend to allow users and advertisers to reach a diverse and global audience. We currently have users in more than 200 countries and territories. Our products are tailored to take advantage of this worldwide audience by offering users the ability to search for businesses and property listings worldwide, and lets advertisers target potential customers across the globe.

Growth Strategy

Our goal is to continue to redefine the internet social networking industry. We intend to achieve our goal by implementing the following key strategies:

Continually Enhance Our User Experience and Engagement

Offering our users what they need, want or have interest in is critical to our long-term success and enables us to attract more users and increase the time our users spend on our platform. We intend to offer an increasing number of our applications and services across a broader range of internet-enabled devices.

Leverage Our Platform and Brand to Increase Monetization

We intend to continue to leverage our user base and the integrated nature of our platform to generate additional revenues. We plan to grow our advertising revenues by educating advertisers on the merits of advertising on our platform, improving targeting features, and introducing new advertising formats. We believe brand recognition is important to our ability to attract users. We have engaged in both online and offline marketing activities to promote our brands. We also plan to undertake other marketing campaigns to strengthen our brand recognition, including campus workshops and events for college students introducing them to our brand.

Grow Mobile Usage of Our Platform

Internet-enabled devices allow our users to access our platform anytime and in any place with a mobile internet connection. We believe there is substantial room for further growth as usage of mobile internet-enabled devices increases and network speed and quality improves. We intend to increase the installed base and usage of our mobile client applications by promoting direct download of our applications. In addition, we intend to introduce more mobile features and a mobile location-based version of our services.

Pursue Strategic Alliances and Partnerships

We intend to continue to grow our user base and improve our user experience by selectively partnering with, investing in or acquiring other companies that bring us complementary or new users, technologies or services.

Intellectual Property

At present, we do not have any patents, trademarks, licenses, franchises, concessions, and royalty agreements, labor contracts or other proprietary interests. Should we obtain sufficient funding from this offering, we will seek to protect our proprietary brand via trademark. We have registered the domain name bebuzee.com.

Competition

We face significant competition in our industry from larger, more established and heavily capitalized companies.

The internet industry is rapidly evolving and highly competitive. We face significant competition in almost every aspect of our business, particularly from companies that provide social networking, internet communication, online shopping, search functions and/or other services, such as Facebook, Amazon, Zillow, and Yelp. We also compete for online advertising revenues with other websites that sell online advertising services, such as Google Adsense. In addition, we indirectly compete for advertising budgets with traditional advertising media, such as television and radio stations, newspapers and magazines, and major out-of-home media.

We compete for advertisers primarily on the basis our lower cost, flexibility, and effectiveness in reaching targeted consumers. In online shopping services, we compete for merchant partners and deals primarily on the basis of effectiveness of our service in generating worldwide sales, purchasing power of our user base, and our low subscription fees.We compete for users and user engagement primarily on the basis of helping users communicate and share on our platform, as well as brand name and recognition, and our user-centric philosophy of allowing users to be share in our revenue.

Employees

We have 7 employees as son August 30, 2015. We had 7 employees as of December 31, 2014; 4 employees as of December 31, 2013, and 3 employees as of December 31, 2012. We plan to increase our hiring significantly over the next twelve months should we obtain sufficient funding from this offering.

Facilities

Our principal executive offices are located at 30 Avenue Road, Bournemouth, BH2 5SL, United Kingdom. We lease our executive offices from Hedges and Hedges at a rate of $38,578 per year.

Legal Proceedings

From time to time, we may become involved in legal or regulatory proceedings arising in the ordinary course of our business. We are not currently a party to any material litigation or regulatory proceeding and we are not aware of any pending or threatened litigation or regulatory proceeding against us that could have a material adverse effect on our business, operating results, financial condition or cash flows.

Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the internet, many of which are still evolving and could be interpreted in ways that could harm our business. Concern about the use of internet platforms for illegal conduct, such as money laundering or to support terrorist activities, may in the future result in legislation or other governmental action that could require changes to our platform.

We are also subject to federal, state, provincial and foreign laws regarding privacy and protection of data. Some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data and our agreements with certain merchants require us to notify them in the event of a security incident. We post on our website our privacy policy and terms of service, which describe our practices concerning the use, transmission and disclosure of merchant data and data relating to their customers. Any failure by us to comply with our posted privacy policy or privacy related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, the interpretation of data protection laws, and their application to the internet, is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from province to province, state to state, country to country or region to region, and in a manner that is not consistent with our current data protection practices. Because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees or infrastructure. Complying with these varying international requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect our merchants’ or their customers’ data could result in a loss of confidence in our platform and ultimately in a loss of merchants that have subscriptions to our platform which could adversely affect our business.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Joseph Onyero	34	Chairman, Chief Executive Officer, Director
Cladia Sebastiana Spagnuolo	32	Director

Joseph Onyero is the founder of our company. Mr. Onyero has a degree in Business Administration and has expertise in the fields of marketing and advertising. Since becoming a self-proclaimed internet enthusiast, he began dedicating vast amounts of time to technology. In 2005, he created various features he could potentially use in the future, within my own concept of the ideal modern-day, social networking platform. However, a very successful current social networking giant, unintentionally, went on to take full advantage of such ideas. Several years later, with the development of newer, more revolutionary ideas, in May 2012, he started building Bebuzee.

Claudia Spagnuolo has been working at Bebuzee for over one year as a user experience manager before being promoted to marketing director. Claudia’s skills and commitment has helped Bebuzee improved its products and marketing. Her education include a Bachelor Degree in Political Science and a Master Degree in Administration. She previously worked as an assistant marketing director at the National Secretariat of the union CISL in Italy from 2010 to May 2014. Prior to that, she also worked as a researcher at the Complutense University of Madrid on the issues of corporate management.

Board of Directors

Mr. Onyero and Ms. Spagnuolo will serve as directors until our next annual shareholder meeting to be held within six months of our fiscal year's close. Directors are elected for one-year terms. A director is not required to hold any shares in the company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided the nature of the interest is disclosed prior to voting. A director may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Compensation of Directors and Executive Officers

Since inception, we have not paid any compensation to our officers. We may elect to award a cash bonus to key employees, directors, officers and consultants based on meeting individual and corporate planned objectives. We do not have any standard arrangements by which directors are compensated for any services provided as a director. No cash has been paid to the directors in their capacity as such.

PRINCIPAL SHAREHOLDERS

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

Name	Number of Shares of Common stock	Percentage
Joseph Onyero	600,000,000	98.2%
Claudia Spagnuolo	150,000	0.0002%
All executive officers and directors as a group	600,000,000	98.2%

RELATED PARTY TRANSACTIONS

None.

DESCRIPTION OF SHARE CAPITAL

              The following describes our issued share capital, summarizes the material provisions of our articles of association and highlights certain differences in corporate law in the United Kingdom and the United States.

General

We were incorporated pursuant to the laws of England and Wales as Anyposition Limited in November 2012. On June 16, 2014, we re-registered Anyposition Limited as a public limited company and changed the company's name to Bebuzee Limited. We are registered with the Registrar of Companies in England and Wales under number 8289019 and our registered office is at 30 Avenue Road, Bournemouth BH2 5SL, United Kingdom. The following description summarizes our issued share capital.

As of the date of the prospectus, our authorized share capital consists of 1,000,000,000 ordinary shares with a par value of $0.0001 each.

Ordinary Shares

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or windup, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Differences in Corporate Law

The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the Delaware General Corporation Law relating to shareholders' rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act 2006, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company's articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.
Removal of Directors	Under the Companies Act 2006, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided that 28 clear days' notice of the resolution is given to the company and its shareholders and certain other procedural requirements under the Companies Act 2006 are followed (such as allowing the director to make representations against his or her removal either at the meeting or in writing).	Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.
Vacancies on the Board of Directors	Under English law, the procedure by which directors (other than a company's initial directors) are appointed is generally set out in a company's articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Under Delaware law, vacancies on a corporation's board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors.
Annual General Meeting	Under the Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period following the company's annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.
General Meeting

Under the Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
Notice of General Meetings	Under the Companies Act 2006, 21 clear days' notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company's articles of association providing for a longer period, at least 14 clear days' notice is required for any other general meeting. In addition, certain matters (such as the removal of directors or auditors) require special notice, which is 28 clear days' notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders' consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under the Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.
Preemptive Rights	Under the Companies Act 2006, "equity securities" (being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution ("ordinary shares") or (ii) rights to subscribe for, or to convert securities into, ordinary shares) proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act 2006.	Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation's stock.
Liability of Directors and Officers

Under the Companies Act 2006, any provision (whether contained in a company's articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act 2006, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a "qualifying third party indemnity" (being an indemnity against liability incurred by the director to a person other than the company or an associated company as long as he is successful in defending the claim or criminal proceedings); and (c) provide a "qualifying pension scheme indemnity" (being an indemnity against liability incurred in connection with the company's activities as trustee of an occupational pension plan).

Under Delaware law, a corporation's certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

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any breach of the director's duty of loyalty to the corporation or its stockholders;

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acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

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any transaction from which the director derives an improper personal benefit.

Voting Rights

Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company's articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act 2006, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing at least 10% of the total voting rights of all the shareholders having the right to vote on the resolution; or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company's articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present (in person or by proxy) at the meeting.

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions

The Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

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the approval at a shareholders' or creditors' meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

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the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation's assets or dissolution requires:

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the approval of the board of directors; and

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approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

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to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

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to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

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to act in accordance with the company's constitution and only exercise his powers for the purposes for which they are conferred;

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to exercise independent judgment;

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to exercise reasonable care, skill and diligence;

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not to accept benefits from a third party conferred by reason of his being a director or doing (or not doing) anything as a director; and

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a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Stockholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company's internal management. Notwithstanding this general position, the Companies Act 2006 provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director's negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company's affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

• state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

• allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff's failure to obtain the action; or

• state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

City Code on Takeovers and Mergers

As a U.K. public company with its place of central management and control in the United Kingdom, we are subject to the U.K. City Code on Takeovers and Mergers (the "City Code"), which is issued and administered by the U.K. Panel on Takeovers and Mergers (the "Panel"). The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

(a)	acquires an interest in our shares that, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or

(b)	who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ordinary shares, other than withholding tax requirements. There is no limitation imposed by English law or our articles of association on the right of non-residents to hold or vote shares.

We intend to enter into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We operate an innovative social networking internet platform consisting of seven products that has the ability to dominate the market. Our platform enables our users to connect and communicate with each other, share information and user-generated content, shop for deals and enjoy a wide range of other features and services. Our goal is to lead and redefine the internet social networking industry. To achieve this goal, we are focused on providing a highly engaging and interactive platform that promotes connectivity, communication and sharing among our users.

Our platform includes seven products that will offer users a unique and comprehensive experience. These products are:

-	Bebuzee: our primary product and social network, is the first of its kind to share advertising revenue with its users by accumulating impressions, which then add up to become an earning. Bebuzee users are able to post/share statuses, write blogs, ask questions, start trends and even rate other users’ images, with a modern-day approach and a true emphasis on enabling users to get the most out of their social media. The Social Network aspect allows users to select, edit, filter and upload a range of images and videos of their choice to share with their networks.

-	Shopping-By-Images: an online shopping website that allows users and suppliers to create an account and either make purchases/add new products. Users can set their current location and carry out detailed searches for items within a particular distance and add items to their favorites.

-	Properbuz: an online real estate database, Properbuz supplies information on millions of rental and for sale properties across the world. Properbuz is open to all, whether you are searching for a property or an agent/landlord looking to add a new listing.

-	Points: a worldwide directory of businesses, Points is a crowd-sourced business review site with a strong social networking element. Users have the ability to endorse, review and communicate with the business or organization directly. Businesses can also post advice or notes related to their industry for the public to view.

-	Adbuz: an advertising network that gives advertisers the opportunity to specifically target visitors by locations; age groups; languages and industry categories that are likely to generate them maximum revenue. Adbuz also allows advertisers to maximize their returns by promoting posts, sponsoring hash tags, growing their network and using the featured business directory, all of which are accessible on Bebuzee.

-	Bebuzee World News: a new platform, where the public can find the latest of world news and gossip. News categories will ranging from breaking news to sport and politics. News feeds are updated several times a day, allowing users to stay current on the news that is important to them.

-	Question & Answer: a community-driven question and answer site that allows to use the collective knowledge of other users as a resource. While anyone will be able to view the site, only Bebuzee users will be able to ask open questions under categories. Other users can then respond or make one or more comments on what they believe is the most suitable answer.

We will seek to generate revenues primarily from online advertising. We will also seek to generate revenues through paid monthly subscriptions from real estate agents listed on “Properbuz” and merchants listed on “Shopping by Images.”

Selected Statements of Operations Items

Net Revenues

Since inception, we generated minimal revenues. For the period April 1, 2013 through March 31, 2014 we generated revenues in the amount of £3,471. We did not generate any revenues for the period April 1, 2014 through September 30, 2015. We plan to primarily derive our revenues from online advertising, as well as through monthly subscription fees paid by merchants and real estate agents who list their products on “Shopping by Image” and “Properbuz”.

Operating Expenses

Our operating expenses consist of selling and marketing expenses and general and administrative expenses. We incurred operating expenses of £10,012 for the period April 1, 2013 through March 31, 2014. We incurred operating expenses of £325,071 for the period April 1, 2014 through September 30, 2015.

Selling and Marketing Expenses

Selling and marketing expenses consist primarily of salaries, benefits and commissions for our sales and marketing personnel and advertising and promotion expenses. Our marketing expenses are likely to increase as we engage in several marketing campaigns in the near future. These campaigns will include internet and TV advertising, press releases to industry publications, and university workshops and events promoting brand awareness.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and benefits for our general and administrative personnel and fees and expenses for third-party professional services. We expect our general and administrative expenses to increase in the future on an absolute basis as our business grows and we incur increased costs related to complying with our reporting obligations as a public company under U.S. securities laws.

Results of Operations

April 1, 2013 through March 31, 2014

Net Loss:. (£6,541)

April 1, 2014 through March 31, 2015

Net Loss:. (£306,056)

April 1, 2015 through September 30, 2015

Net Loss:. (£19,015)

Since inception, we have generated an accumulated deficit of (£91,206)

Development Stage and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning, product development, recruiting management and staff, and raising capital. Accordingly, the Company is considered to be in the development stage. The Company has generated minimal revenues from operations and therefore lacks meaningful capital reserves.

We are attempting to raise funds to proceed with our plan of operation. We cannot guarantee that we will be able to sell all the shares required to satisfy our financial requirement. If we are successful, any money raised will be applied to the items set forth in the Use of Proceeds section of this prospectus. We will attempt to raise at least the minimum funds necessary to proceed with our plan of operation.

We are highly dependent upon the success of this offering, as described herein. Therefore, the failure thereof would result in the need to seek capital from other resources such as taking loans, which would likely not even be possible for the Company. However, if such financing were available, because we are a development stage company with minimal operations to date, we would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing. If the Company cannot raise additional proceeds via a private placement of its equity or debt securities, or secure a loan, the Company would be required to cease business operations. As a result, investors would lose all of their investment.

Additionally, the Company will have to meet all the financial disclosure and reporting requirements associated with being a publicly reporting company. The Company’s management will have to spend additional time on policies and procedures to make sure it is compliant with various regulatory requirements, especially that of Section 404 of the Sarbanes-Oxley Act of 2002. This additional corporate governance time required of management could limit the amount of time management has to implement the business plan and may impede the speed of its operations.

Liquidity

Cash Flows and Working Capital

To date, we have financed our operations through investment. We have generated minimal revenue since inception. We expect to require additional cash to fund our ongoing operational needs, particularly our bandwidth and co-location costs, salaries and benefits and potential acquisitions or strategic investments.

We require a minimum of ___ in proceeds from this offering to fully implement our planned operations for the next twelve months. We are dependent upon funds raised from this offering to satisfy our working capital requirements for the next twelve months. We cannot guarantee that we will be able to sell all the shares required to satisfy our 12 months financial requirement. If we are successful, any money raised will be applied to the items set forth in the Use of Proceeds section of this prospectus. We will attempt to raise at least the minimum funds necessary to proceed with our plan of operation. In the event that this offering is not completed, we plan to finance our operations by using our current cash balance and cash generated from operating activities.

As of September 30, 2015, our available working capital was £51. We will be able to conduct our operations using our currently available resources for the next fifteen (15) months.

Off-Balance Sheet Commitments and Arrangements

As of September 30, 2015 we did not have any off-balance sheet arrangements and did not have any commitments. Our only contractual obligation is a twelve month lease of our current executive office space from Hedges and Hedges at a rate of $38,578 per year.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering there has been no public market for our ordinary shares. Upon completion of this offering, we will have outstanding 611,170,000 ordinary shares.

All of the ordinary shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates," as that term is defined in Rule 144. Ordinary shares purchased by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the safe harbor under Rule 144 described below.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of us and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•	1% of the then outstanding ordinary shares, in the form of COMMON SHAREs or otherwise, which will equal approximately 11.9 million ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional COMMON SHAREs; or

•	the average weekly trading volume of our ordinary shares, in the form of COMMON SHAREs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the U.S. Securities and Exchange Commission.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Regulation S

Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our ordinary shares may be sold in some manner outside the United States without requiring registration in the United States.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

U.S. Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of the purchase, ownership and disposition of our common shares. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (or the "Code" for purposes of this discussion), in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

This discussion applies only to U.S. Holders that acquire the shares in the initial offering and hold the shares as capital assets for U.S. federal income tax purposes. It does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase the ordinary shares by any particular investor. In particular, this discussion does not address tax considerations applicable to a U.S. Holder that may be subject to special tax rules, including, without limitation, a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, banks, thrifts, or other financial institutions, an insurance company, a tax-exempt organization, a person that holds the shares as part of a hedge, straddle or conversion transaction for tax purposes, a person whose functional currency for tax purposes is not the U.S. dollar, certain former citizens or residents of the United States or a person that owns or is deemed to own 10% or more of the company's voting shares. Moreover, this description does not address the U.S. federal estate, gift, or alternative minimum tax consequences, or any state, local or non-U.S. tax consequences, of the acquisition, ownership and disposition of the shares. In addition, the discussion does not address tax consequences to an entity treated as a partnership for U.S. federal income tax purposes that holds the common shares, or a partner in such partnership. The U.S. federal income tax treatment of each partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Prospective purchasers that are partners in a partnership holding the shares are urged to consult their own tax advisers.

The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to an investor that is a beneficial owner of common shares and that is, for U.S. federal income tax purposes,

• an individual who is a citizen or resident of the United States;

• a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state therein or the District of Columbia;

• an estate whose income is subject to U.S. federal income taxation regardless of its source; or

• a trust that (i) is subject to the primary supervision of a court within the United States and subject to the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Prospective purchases are urged to consult their tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the ADSs.

Taxation of Dividends and Other Distributions on the Ordinary Shares

Generally, the gross amount of distributions made by us to a U.S. Holder with respect to the shares, before reduction for any non-U.S. taxes withheld therefrom, will be includable in gross income as dividend to the extent that such distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent, if any, that the amount of any cash distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of such U.S. Holder's tax basis in its shares, and to the extent the amount of the distribution exceeds such U.S. Holder's tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. A dividend in respect of the shares will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. Non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on shares applicable to long term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions

Subject to the paragraph below, dividends generally will constitute income from sources outside the United States, which may be relevant in calculating a U.S. Holder's foreign tax credit limitation. Subject to certain conditions and limitations, non-U.S. tax withheld on dividends may be deducted from such U.S. Holder's taxable income or credited against such U.S. Holder's U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute "passive category income," or, in the case of certain U.S. Holders, "general category income." A foreign tax credit for foreign taxes imposed on distributions may be denied if a U.S. Holder does not satisfy certain minimum holding period requirements.

Notwithstanding the paragraph above, if 50% or more of our shares are treated as held by U.S. persons, we will be treated as a "U.S.-owned foreign corporation." In that case, dividends may be treated for U.S. foreign tax credit purposes as income from sources outside the United States to the extent paid out of our non-U.S. source earnings and profits, and as income from sources within the United States to the extent paid out of our U.S. source earnings and profits. There can be no assurance that we will not be treated as a U.S.-owned foreign corporation. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the U.S. foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the preferential rate divided by the highest rate of tax normally applicable to dividends. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders are urged to consult their tax advisors to determine whether and to what extent such U.S. Holder will be entitled to a foreign tax credit.

Taxation of Dispositions of Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares. Any capital gain or loss will be long-term if the ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Capital gains of non-corporate U.S. Holders derived from capital assets held for more than one year are currently eligible for reduced rates of taxation. The deductibility of a capital loss is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign withholding tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Disposition of Foreign Currency

U.S. Holders are urged to consult their tax advisors regarding the tax consequences of receiving, converting or disposing of any non-U.S. currency received as dividends on our shares or on the sale or retirement of our shares.

Information Reporting and Backup Withholding

Distributions with respect to the common shares and proceeds from the sale, exchange or disposition of shares may be subject to information reporting to the U.S. Internal Revenue Service, or IRS, and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of the shares. Prospective purchasers are urged to consult their tax advisors concerning the tax consequences related their particular circumstances.

LEGAL MATTERS

The validity of the ordinary shares and other matters of U.S. federal and state law will be passed on for us by Adam S. Tracy, Esq., Securities Compliance Group, Wheaton IL, our U.S. counsel.

ADDITIONAL INFORMATION

We have filed with the U.S. Securities and Exchange Commission, or the SEC, a registration statement on Form F-1, including relevant exhibits under the Securities Act with respect to underlying ordinary shares represented by the common shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our ordinary shares.

Immediately upon the effectiveness of the registration statement we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. For fiscal years ending on or after December 15, 2011, we will be required to file our annual report on Form 20-F within 120 days after the end of each fiscal year. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Bezubee Limited

We have audited the accompanying balance sheets of Bezubee Limited (“the Company”) as of September 30, 2015 and 2014, and the related statements of operations, stockholder's equity, and cash flows for the six months ended September 30, 2015 and 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bezubee Limited as of September 30, 2015 and 2014, and the related statements of operations, stockholder's equity, and cash flows for the six months ended September 30, 2015 and 2014, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9, the Company has only two years’ operating history and as of September 30, 2015 the Company had a working capital deficit of £117,872(Surplus of £1,394 as on September 30, 2014) and an accumulated deficit of £91,614(£33,704 as on September 30, 2014). These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

AJSH & Co,

New Delhi, India

Independent Auditors registered with

Public Company Accounting Oversight Board

Date: 12 November 2015

Financial Statements

BEBUZEE LIMITED

April, 2015 to Sep 30, 2015

BEBUZEE LIMITED

BALANCE SHEET

	As on Sep 30,2015	As on Sep 30, 2014

ASSETS
Current Assets:
Cash and cash equivalents	£ 51	£51
Prepaid expenses and other current assets	£ 6,567	£17,400

Total Current Assets	£ 6,618	£17,451

Intangible Assets	£ 26,666	£-
Total Assets	£ 33,284	£17,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Other Current Liabilities	£ 12,348	£-
Accrued expenses	£ 112,142	£16,057
Total current liabilities	£ 124,490	£16,057

COMMITMENTS AND CONTINGENCY- Note 6
BEBUZEE LIMITED
STOCKHOLDERS’ EQUITY
Common stock — 0.00006667 pence per share: 612,666,750 shares authorized; issued and outstanding	£ 408	£199
Accumulated Deficit	£ (91,614)	£(33,707)
Total Equity(Deficit)	£ (91,206)	£(33,508)
Total liabilities and stockholders’ equity	£ 33,284	£17,451

	March 31, 2015		March 31, 2014

ASSETS
Current Assets:
Cash and cash equivalents		£51	£-
Prepaid expenses and other current assets		£6,567	£194

Total Current Assets		6,618	194

Intangible Assets		33,333	-
Total Assets		£39,951	£194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Other Current Liabilities	£		£41
Accrued expenses		£120,535	£-
Total current liabilities		£120,535	£41

COMMITMENTS AND CONTINGENCY- Note 6
BEBUZEE LIMITED
STOCKHOLDERS’ EQUITY
Common stock — 0.00006667 pence per share; 611,160,000 shares authorized; issued and outstanding	£407	£6,694
Accumulated Deficit	£(80,991)	£(6,541)
Total Equity(Deficit)	£(80,584)	£153
Total liabilities and stockholders’ equity	£39,951	£194

"The accompanying notes are an integral part of these financial statements"

BEBUZEE LIMITED

STATEMENT OF OPERATIONS

	April 01, 2015 to Sep 30, 2015	April 01, 2014 to Sep 30, 2014
Revenue	£-	£-

Operating Expenses	£19,015	£73.161

Net Income(Loss) from operations	£(19,015)	£(73,161)

Other Income(Expenses)
Interest Expense	£-	£-

Net Income(Loss) from Operations
Before Income Taxes	£(19,015)	£(73,161)

Tax Expense	£-	£-

Net Income(Loss)	£(19,015)	£(73,161)

Basic and Diluted Loss Per Share	£(0.00)	£(0.00)

Weighted average number of shares outstanding	611,665,625	297,458,333

	April 01, 2014 to March 31, 2015	April 01, 2013 to March 31, 2014	November 12, 2012 to March 31, 2013

Revenue	£-	£3,471	£-
			-
Operating Expenses	£306,056	£10,012	£-

Net Income(Loss) from operations	£(306,056)	£(6,541)	£-

Other Income(Expenses)
Interest Expense	£-	£-	£-

Net Income(Loss) from Operations			-
Before Income Taxes	£(306,056)	£(6,541)	£-

Tax Expense	£-	£-	£-

Net Income(Loss)	£(306,056)	£(6,541)	£-

Basic and Diluted Loss Per Share	£(0.00)

Weighted average number of shares outstanding	454,036,146

"The accompanying notes are an integral part of these financial statements"

BEBUZEE LIMITED

STATEMENT OF CASH FLOWS

		April 01, 2015 to Sep 30, 2015		April 01, 2014 to Sep 30, 2014
Cash flows from operating activities:
Net income (loss)		£(19,015)		£(73,161)
Non-cash expenses		£6,667		£-
Changes in:			£
Other Current Liabilities		£12,348		£-
Prepaid expenses and other current assets		£-		£(17,206)
Trade Payable	£		£
Accrued Expenses		£(8,393)		£50,918

Net cash used in operating activities		£(8,393)		£(39,449)
Cash flows from investing activities:
Purchase of property, Equipment and Other Fixed Assets		-		-

Net cash used in investing activities		£-		£-

Cash flows from financing activities:

Common Stock Issued		£8,393		£39,500
				-
Net cash provided by financing activities		£8,393		£39,500

Net increase in cash and cash equivalent		£-		£51
Cash and cash equivalent at the beginning of the period		£51		£0
Cash and cash equivalent at the end of the period		£51		£51

None	£			£-

	April 01, 2014 to March 31, 2015	April 01, 2013 to March 31, 2014	November 12, 2012 to March 31, 2013

Cash flows from operating activities:
Net income (loss)	£(306,056)	£(6,541)	£-
Non cash expenses	6,667
Changes in:
Accounts Receivable	£-	£-	£-
Prepaid expenses and other current assets	£(6,567)	£(193)	£(1)
Trade Payable	£120,535	£-	£-

Net cash used in operating activities	£(185,227)	£(6,734)	£(1)
Cash flows from investing activities:
Purchase of property, Equipment and Other Fixed Assets	(40,000)	-	-

Net cash used in investing activities	£(40,000)	£-	£-

Cash flows from financing activities:

Common Stock Issued	£225,319	£6,693	£1
	-
Net cash provided by financing activities	£231,819	£6,693	£1

Net increase in cash and cash equivalent	£92	£(41)	£-
Cash and cash equivalent at the beginning of the period	£(41)	£-	£-
Cash and cash equivalent at the end of the period	£51	£(41)	£-

SUPPLIMENTAL DISCLOSURE OF CASH FLOW INFORMATION
None	£-	£-	£-

SUPPLIMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
None	£-	£-	£-

"The accompanying notes are an integral part of these financial statements"

BEBUZEE LIMITED

STATEMENT OF SHAREHOLDERS’ EQUITY(DEFICIT)

	Common Stock				Additional Paid-in Capital		Accumulated Earnings/Deficit		Total Stock Holder’s Equity
	Shares		Amount
Initial Balance as on April 01, 2014	194	₤	194	₤	6500	₤	(6,541)	₤	153

Share Split 200 shares of £ 1 each to be split into 3,00,000,000 of 0.00006667 pence each	290,999,806		£-		£-		£-		£-

Capital Stock Issuance till Sep 30,2014	81,87,500	₤	5	₤	39,495	₤	-	₤	39500

Net Income during the period April 01, 2014 to Sep 30, 2015						₤	(73,161)	₤	(73,161)

Balance at Sep 30, 2015	299,187,500		199	₤	45,995	₤	(79,702)	₤	(33,508)

Initial Balance as on Oct 01, 2014	299,187,500	₤	199		45,995	₤	(79,702)	₤	(33,508)

Capital Stock Issuance till Mar 2015	311,972,500	₤	208		185,610			₤	185,818

Net Income during the period Oct 01, 2014 to Mar 31, 2015						₤	(232,895)	₤	(232,895)

Balance at March 31, 2015	611,160,000	₤	407	₤	231,605	₤	(312,597)	₤	(80,585)

Initial Balance as on April 01, 2015	611,160,000	₤	407	₤	231,605	₤	(312,597)	₤	(80,585)

Capital Stock Issuance till Sep 2015	15,06,750	₤	1	₤	8,393			₤	8,393

Net Income during the period April 01, 2015 to Sep 30, 2015						₤	(19,015)	₤	(19,015)

Balance at Sep 30, 2015	612,666,750	₤	408	₤	239,998	₤	(331,612)	₤	(91,206)

				Additional	Total
	Common Stock		Paid-in	Earnings /	Stockholders'
	Shares	Amount	Capital	(Deficit)	Equity

Initial Balance as on November 12, 2012 (Inception)	-	£-	£-	£-	£-

Captital Stock Issuance	1	£1	£-	£-	£1

Net Income during the period November 12, 2102 to March 31, 2013				£-	£-

Balance at March 31, 2013	1	£1	£-	£-	£1

Initial Balance as on April 01, 2014	1	£1	£-	£-	£1

Captital Stock Issuance	193	£193	£-	£-	£193

Share Application Money	-	£-	£6,500	£-	£6,500

Net Income during the period April 01, 2013 to March 31, 2014				£(6,541)	£(6,541)

Balance at March 31, 2014	194	£194	£6,500	£(6,541)	£153

Initial Balance as on April 01, 2014	194	£194	£6,500	£(6,541)	£153

Share Split 200 shares of £1 each to be split into 300,000,000 of 0.00006667 pence each	290,999,806	£-	£-	£-	£-

Captital Stock Issuance	320,160,000	£213	£225,105	£-	£225,319

Net Income during the period April 01, 2014 to March 31, 2015				£(306,056)	£(306,056)

Balance at March 31, 2015	611,160,000	£407	£231,605	£(306,056)	£(80,584)

"The accompanying notes are an integral part of these financial statements

Notes to Accounts

Note  1.     Organization, History and Business

Bebuzee Limited was incorporated on 12 November 2012 in London, United Kingdom as Everyposition Limited and commenced its operations from the same date.

Later on, on 16 June 2014, name of the company was changed into Bebuzee Limited and company started its operation as service provider in Information Technology industry under new management.

At present, the company is providing services to various global internet based service providers.

Note 2.     Summary of Significant Accounting Policies

Revenue Recognition

Revenue is derived from sales of products to distributors and consumers. Revenue is recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” as revised by SAB No. 104. As such, the Company recognizes revenue when persuasive evidence of an arrangement exists, services are rendered to customers, the price is fixed or readily determinable, and collectability is probable.

Accounts Receivable

Accounts receivable is reported at the customers’ outstanding balances, less any allowance for doubtful accounts.

Allowance for Doubtful Accounts

An allowance for doubtful accounts on accounts receivable is charged to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses.  Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers.  Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired.

Prepaid Expenses and other current assets

Other current assets includes £1,667.41advance paid to Security Compliance group for SEC filings and a deposit(refundable) made to Grapevine of £2,400.

Also, Paul Hedges still needs to pay his share of subscription money of £2,500.

Accrued Expenses

Accrued expenses include amount payable on account of expenses already incurred mainly consisting general selling and administration charges, which are yet to be paid.

Intangible Assets

Intangible assets consist of two platforms purchased from Joseph Onyero, which is subject to be amortized with-in a span of 3 years from the date of its purchase.

Stock Based Compensation

The Company accounts for stock-based payments to employees in accordance with ASC 718, “Stock Compensation” (“ASC 718”).  Stock-based payments to employees include grants of stock, grants of stock options and issuance of warrants that are recognized in the consolidated statement of operations based on their fair values at the date of grant.

The Company accounts for stock-based payments to non-employees in accordance with ASC 505-50, “Equity-Based Payments to Non-Employees.”  Stock-based payments to non-employees include grants of stock, grants of stock options and issuances of warrants that are recognized in the consolidated statement of operations based on the value of the vested portion of the award over the requisite service period as measured at its then-current fair value as of each financial reporting date.

The Company calculates the fair value of option grants and warrant issuances utilizing the Binomial pricing model.  The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest.  ASC 718 requires forfeitures to be estimated at the time stock options are granted and warrants are issued to employees and non-employees, and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered stock option or warrant.  The Company estimates forfeiture rates for all unvested awards when calculating the expense for the period.  In estimating the forfeiture rate, the Company monitors both stock option and warrant exercises as well as employee termination patterns.  The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period.

During the period April 01, 2014 through March 31, 2015, the Company has made stock based compensation as per the table below.

a.	Stock based compensation to employees

S.no.	Name of the Shareholder	Date of Issue	Number of Shares	Compensation Value
1	DhavalRajnikant Mehta	October 30, 2014	100,000	8,000
2	Claudia SebastianaSpagnuolo	November 24, 2014	150,000	12,000
3	Cristian Diego Castillo Najera	November 24, 2014	100,000	8,000
4	Manuel Joao Da Silva Oliveira De Almeida	November 24, 2014	100,000	8,000
5	SutharmanInthuvarman	November 24, 2014	120,000	10,000

b.	Stock based compensation to non-employees

S.no.	Name of the Shareholder	Date of Issue	Number of Shares	Compensation Value
1	Paul Hedges	May 21, 2014	5,454,546	25,000
2	Marta Velosa	June 13, 2014	687,500	5,500
3	Joseph Onyero	October 2, 2014	309,000,000	40,000
4	TechAtLast International	October 16, 2014	15,000	16,184
5	Paul Oghoghorie	October 22, 2014	5,000	7,467
6	NadjaPangeršič	November 19, 2014	5,000	3,000
7	TjasaSivec	November 24, 2014	30,000	18,000
8	Jacqueline Alexandra PazminoEchanique	December 11, 2014	250	500
9	AmerDepak Singh Pahal	December 12, 2014	250	500
10	Ana Sofia Da Silva Oliveira Almeida Pahal	December 12, 2014	250	500
11	Darren Paul Hart	December 12, 2014	250	500
12	Kevin Marlon Castillo Pazmino	December 12, 2014	250	500
13	Roberta di Blasi	December 12, 2014	250	500
14	Sarah Louise May	December 12, 2014	250	500
15	Alessio Sinatra	December 15, 2014	250	500
16	Jamie William Banner	December 15, 2014	250	500
17	JesicaXimenaPinargoteminga	December 15, 2014	250	500
18	Johnny Javier Morales Solorzano	December 15, 2014	250	500
19	Jorge Eduardo Lara Zambrano	December 15, 2014	250	500
20	Monica Del Pilar Torres Romero	December 15, 2014	250	500
21	Natalia Avila Pavon	December 15, 2014	250	500
22	YanethMariela Morales Garcia	December 15, 2014	250	500
23	Andrea Cristina PazminoEchanique	December 16, 2014	250	500
24	Cesar Martin Castro Gaitan	December 16, 2014	250	500
25	Amendol Ihianle	January 9, 2015	200,000	5,000
26	Chuks Ihianle	January 9, 2015	200,000	5,000
27	Cosmas Ihianle	January 9, 2015	200,000	5,000
28	Patience Ihianle	January 9, 2015	200,000	5,000
29	Sebastian Joseph Giansiracusa	January 14, 2015	250	500

During the period April 01, 2015 through September 30, 2015, the Company has made no stock based compensation.

Loss per Share

The Company reports earnings (loss) per share in accordance with ASC Topic 260-10, "Earnings per Share ."Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  Diluted earnings (loss) per share has not been presented since there are no dilutive securities.

Cash and Cash Equivalents

For purpose of the statements of cash flows, the Company considers cash and cash equivalents to include all stable, highly liquid investments with maturities of three months or less.

Concentration of Credit Risk

The Company primarily transacts its business with one financial institution. The amount on deposit in that one institution may from time to time exceed the federally-insured limit.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Business segments

ASC 280, “Segment Reporting” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. The Company determined it has one operating segment as of September 30, 2015.

Income Taxes

The Company accounts for its income taxes under the provisions of ASC Topic 740, “Income Taxes .” The method of accounting for income taxes under ASC 740 is an asset and liability method. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities.

Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change. The Company currently does not have any recent accounting pronouncements that they are studying and feel may be applicable.

Note 3.     Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The effective tax rate on the net loss before income taxes differs from the U.S. statutory rate as follows:

Sep 30, 2015
U.S. Statutory Rate	34%
Less: Valuation Reserve	(34)%
Effective Tax Rate	-%

The significant components of deferred tax assets and liabilities are as follows:

	30-Sep-2015	30-Sep-2014
Net Deferred Tax Asset	-	£-

Net Operating Losses	£ 19,015	£73,161

Deferred Tax Liability	-	£-
Net Deferred Tax Assets	£ 6,465	£24,875
Less: Valuation Reserve	£ (6,465)	£(24,875)
Deferred tax asset - net valuation allowance	£ -	£-

On an interim basis, the Company has a net operating loss carryover of approximately £ 328,706 available to offset future income for income tax reporting purposes, which will expire in various years through 2033, if not previously utilized. However, the Company’s ability to use the carryover net operating loss may be substantially limited or eliminated pursuant to Internal Revenue Code Section 382.

The Company adopted the provisions of ASC 740-10-50, formerly FIN 48, and “Accounting for Uncertainty in Income Taxes”. The Company had no material unrecognized income tax assets or liabilities as of September 30, 2015.

The Company’s policy regarding income tax interest and penalties is to expense those items as general and administrative expense but to identify them for tax purposes. During the period April 01, 2015 through September 30, 2015, there were no income tax, or related interest and penalty items in the income statement, or liabilities on the balance sheet.

We are not currently involved in any income tax examinations.

Note 4.   Related Party Transactions

Company has a receivable from Paul Hedges of £2,500 as subscription money.

Related Party Stock Issuances:

The following stock issuances were made to officers of the company as compensation for services:

On October 2, 2014, 309,000,000 ordinary shares of 0.00006667 pence each which would be allotted to Joseph Onyero as consideration for the purchase of all rights to "Properbuz", a global search erqgine, and "Shopping By lmages”, a worldwide shopping platform for a consideration of £40,000.

 Note 5.   Stockholders’ Equity

Common Stock

The holders of the Company's common stock are entitled to one vote per share of common stock held.

As of September 30, 2015 the Company had 612,666,750 shares issued and outstanding. The face value of each share is 0.00006667 pence each. Further, the Company made following share issues:

S.no.	Particulars	No. of Shares Issued
1	Stock Based Compensations to Employees	NIL
2	Stock Based Compensations to Non-employees	NIL
3	Share Issued for Cash	1,506,750

Note 6.    Commitments and Contingencies

Commitments:

The Company currently has no long term commitments as of our balance sheet date.

Contingencies:

None as of our balance sheet date.

Note 7 – Net Income(Loss) Per Share

The following table sets forth the information used to compute basic and diluted net income per share attributable to Bebuzee Limited for the period April 01, 2015 through September 30, 2015:

Year ending Sep 30, 2015
Net Income (Loss)	£(19,015)

Weighted-average common shares outstanding basic:

Weighted-average common stock
Equivalents	611,665,625
Stock options	-
Warrants	-
Convertible Notes	-
Weighted-average common shares
outstanding- Diluted	611,665,625

Note 8.    Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Currently, the Company has no operating history and has incurred operating losses, and as of September 30, 2015 the Company had a working capital deficit of £117,872(Surplus of £1,394 as on September 30, 2014) and an accumulated deficit of £91,614(£33,704 as on September 30, 2014). These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management believes that the Company’s capital requirements will depend on many factors including the success of the Company’s development efforts and its efforts to raise capital. Management also believes the Company needs to raise additional capital for working capital purposes. There is no assurance that such financing will be available in the future.   The conditions described above raise substantial doubt about our ability to continue as a going concern. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 9.    Subsequent Events

None.

BEBUZEE LIMITED

NOVEMBER 30, 2015

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

Until ____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant's articles of association provide that, subject to the Companies Act 2006, each of the Registrant's directors and other officers (excluding auditors) are entitled to be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation to those duties. The Companies Act 2006 renders void an indemnity for a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director. every person who is or was at any time a director or other officer (excluding an auditor) of the Registrant may be indemnified out of the assets of the Registrant against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

Pursuant to the indemnification agreements, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters' underwriting discounts or commissions, or any public offering.

On November 4, 2013, Marta Velosa purchased 1,500,000 shares at a price of $38,375.

On May 21, 2014, Paul Hedges purchased 6,000,000 shares at a price of $141,220.

On June 20, 2014, Sajda Andleeb purchased 1,500,000 shares at a price of $42,980.

The above transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(2) thereof and Regulation S promulgated thereunder as a transaction by the Registrant not involving any public offering, in which the Registrant and all of such purchasers were non-residents of the United States and all such transactions took place abroad without any directed selling efforts in the United States.

These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Bebuzee Limited

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect (filed herewith)
5.1	Opinion Re: Legality and Consent of Counsel (filed with original Registration Statement to Form F-1)
10.1	Written Resolution Approving Forward Split (filed herewith)
10.2	Joe Onyero Employment Agreement (filed herewith)
10.3	Lease (filed herewith)
23.1	Consent of AJSH&Co. (filed with original Registration Statement to Form F-1)

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

  We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officer and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officer, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officer, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in England, United Kingdom, on November 30, 2015.

Bebuzee Limited

By:	/s/ Joseph Onyero
Name:	Joseph Onyero
Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors, officers and/or authorized representative in the United States of Bebuzeee, Ltd hereby severally constitute and appoint Adam S. Tracy, our true and lawful attorney, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form F-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of Bebuzee Ltd., and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 30, 2015.

Joseph Onyero, Chief Executive Officer, Director /s/ Joseph Onyero

Adam S. Tracy, authorized representative in the United States /s/ Adam S. Tracy